UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 28, 2012

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Xenia Avenue South, Suite 120

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) and (e)

Between December 28, 2012 and December 31, 2012, we entered into new employment agreements with our Chief Executive Officer, Robert J. Doran; our Chief Development Officer, Dean S. Oakey (formerly our Chief Concept Officer); our Chief Financial Officer, James G. Gilbertson; and our Founder, Steven J. Wagenheim (formerly our President and Founder).  Each agreement is effective January 1, 2013 and provides for employment with the company through December 31, 2014 (the “Term”).  If, during the Term we terminate any of these executives without cause, or one of them should terminate his agreement for good reason, each as defined in the agreements, the terminated executive is entitled to severance benefits including one year of base salary and a partial performance bonus, if earned, through the date of termination. If we terminate the employment of Mr. Doran without cause, we have also agreed to pay him his base salary through the remainder of the Term.

In the event of a termination without cause of Mr. Doran following a change in control of our company, we have agreed to pay to Mr. Doran, in addition to the balance of his compensation for the remainder of the Term and the basic one-year severance payment, an additional six months of base salary.  In the event of a termination without cause of Mr. Gilbertson following a change in control of our company, we have agreed to pay to him, in addition to the basic one-year severance payment, an additional six months of base salary.

The agreements provide for an annual base salary, which may be increased by our board of directors.  The annual base salaries for such executives have been set as follows: Mr. Doran ($355,000), Mr. Oakey ($300,000), Mr. Gilbertson ($240,000), and Mr. Wagenheim ($225,000).  In addition, Mr. Oakey, Mr. Gilbertson and Mr. Wagenheim are eligible for an annual bonus of up to 50% of base salary based on achieving performance targets determined by our compensation committee, as well as participation in our company’s other employee benefit plans and expense reimbursement. Mr. Doran is eligible to receive a bonus of up to $200,000 based on achieving performance targets determined by our compensation committee, as well as participation in our company’s other employee benefit plans and expense reimbursement.  For 2013, Mr. Wagenheim is entitled to receive a minimum bonus of $75,000.  Each executive has also agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain non-competition and non-recruitment provisions during the term of his employment and for a certain period thereafter.

In connection with his entry into his employment agreement, we have also granted Mr. Gilbertson an option to purchase 20,000 shares of our common stock pursuant to the company’s Long-Term Incentive Plan. If Mr. Gilbertson remains employed by our company and neither we nor Mr. Gilbertson has given the other notice of intent to terminate his employment agreement as of January 1, 2014, we will grant Mr. Gilbertson an additional option to purchase 20,000 shares of our common stock pursuant to the Long-Term Incentive Plan.

In addition, in connection with his entry into his employment agreement, we have agreed to amend Mr. Wagenheim’s outstanding stock option agreements to provide that if Mr. Wagenheim’s employment is terminated without cause or by him for good reason, each as defined in his employment agreement, the requirement that he exercise his options within three months following the termination of employment shall not be applicable, and options not fully vested will be vested and exercisable in full. In addition, if, following the Term, we do not extend his employment agreement, the termination of Mr.

Wagenheim’s employment shall be deemed a termination without cause for the purposes of any stock option agreement.

The four employment agreements described above replace and supersede in full the former employment agreements that had been in place between our company and each executive.

The description of the employment agreements between our company and the foregoing executives are qualified in their entirety by reference to such agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated by reference herein.

FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: January 8, 2013	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement by and between the Company and Robert Doran, effective January 1, 2013.*

10.2	Executive Employment Agreement by and between the Company and Dean S. Oakey, effective January 1, 2013.*

10.3	Executive Employment Agreement by and between the Company and James G. Gilbertson, effective January 1, 2013.*

10.4	Executive Employment Agreement by and between the Company and Steven J. Wagenheim, effective January 1, 2013.*

* Previously filed.